Exhibit 99.25

Excerpts from « Budget 2016-2017– Budget Speech 2016-2017 », March 17, 2016

TABLE 1

Québec government
Summary of consolidated budgetary revenue
Preliminary results for 2015-2016
(millions of dollars)

2015-2016
CONSOLIDATED REVENUE
Own-source revenue	80 331
Federal transfers	19 089
Total	99 420
CONSOLIDATED EXPENDITURE
Expenditure	–87 634
Debt service	–10 055
Total	–97 689
Contingency reserve	–300
SURPLUS	1 431
Deposits of dedicated revenues in the Generations Fund	–1 431
BUDGETARY BALANCE(1)	—

(1) Budgetary balance within the meaning of the Balanced Budget Act.

TABLE 2

Québec government
Summary of consolidated budgetary transactions
Forecasts for 2016-2017
(millions of dollars)

2016-2017
CONSOLIDATED REVENUE
Own-source revenue	82 386
Federal transfers	20 180
Total	102 566
CONSOLIDATED EXPENDITURE
Expenditure	–89 720
Debt service	–10 418
Total	–100 138
Contingency reserve	–400
SURPLUS	2 028
Deposits of dedicated revenues in the Generations Fund	–2 028
BUDGETARY BALANCE(1)	—

(1) Budgetary balance within the meaning of the Balanced Budget Act.

TABLE 3

Québec government
Consolidated revenue
Forecasts for 2016-2017
(millions of dollars)

2016-2017
OWN-SOURCE REVENUE
Income and property taxes
Personal income tax	29 639
Contributions for health services	6 463
Corporate taxes	6 565
School property tax	2 135
44 802
Consumption taxes
Sales taxes	14 896
Fuel	2 355
Tobacco products	1 027
Alcoholic beverages	628
18 906
Revenue from government enterprises
Hydro-Québec	2 600
Loto-Québec	1 147
Société des alcools du Québec	1 070
Other	33
4 850
Duties and permits	3 763
Miscellaneous revenue	10 065
TOTAL OWN-SOURCE REVENUE	82 386
FEDERAL TRANSFERS
Equalization	10 030
Health transfers	5 944
Transfers for post-secondary education and other social programs	1 629
Other programs	2 577
TOTAL FEDERAL TRANSFERS	20 180
TOTAL CONSOLIDATED REVENUE	102 566

TABLE 4

Québec government
Consolidated expenditure
Forecast for 2016-2017
(millions of dollars)

2016-2017
Expenditure excluding debt service
Program spending of the general fund(1)	68 238
Other consolidated expenditures(2)	21 482
Total	89 720
Debt service
General fund	8 318
Other budgetary sectors(2)	2 100
Total	10 418
CONSOLIDATED EXPENDITURE	100 138

(1) Program spending includes transfers intended for consolidated entities.
(2) Includes, in particular, consolidation adjustments.

TABLE 5

Québec government
Expenditure of the general fund
Forecasts for 2016-2017
(millions of dollars)

2016-2017
PROGRAM SPENDING OF THE GENERAL FUND
Assemblée nationale	134.6
Persons Appointed by the National Assembly	91.7
Affaires municipales et Occupation du territoire	1 785.9
Agriculture, Pêcheries et Alimentation	861.3
Conseil du trésor et Administration gouvernementale	1 484.1
Conseil exécutif	417.5
Culture et Communications	680.5
Développement durable, Environnement et Lutte contre les changements climatiques	147.1
Économie, Science et Innovation	819.2
Éducation et Enseignement supérieur	17 245.1
Énergie et Ressources naturelles	72.1
Famille	2 533.8
Finances (excluding debt service)	158.0
Forêts, Faune et Parcs	457.1
Immigration, Diversité et Inclusion	291.9
Justice	868.3
Relations internationales et Francophonie	93.8
Santé et Services sociaux	33 739.1
Sécurité publique	1 350.6
Tourisme	138.0
Transports, Mobilité durable et Électrification des transports	654.5
Travail, Emploi et Solidarité sociale	4 214.2
Total	68 238.4
DEBT SERVICE	8 318.0
TOTAL EXPENDITURE OF THE GENERAL FUND	76 556.4